                                                                     Exhibit 8.2

                             Uria & Menendez
                                Abogados
                              Jorge Juan 6
                              28001 Madrid
                             Tel. 915 860 400
                             Fax. 915 860 403



Terra Networks, S.A.
Via de las Dos Castillas, 33
Complejo Atica
Edificio 1
Pozuelo de Alarcon
28223 Madrid, Spain



Madrid, November 12, 1999



Ladies and Gentlemen,

We are acting as Spanish counsel for Terra Networks, S.A., a corporation (sociedad anonima) organized under the laws of the Kingdom of Spain (the "Company"), in connection with the Registration Statement on Form F-1 (the "Registration Statement") filed with the United States Securities and Exchange Commission by the Company on October 29, 1999 for the purpose of registering under the United States Securities Act of 1933 (the "Act") the Company's ordinary shares, par value 2 Euro per share (the "Shares"), and Shares to be represented by American Depositary Shares (the "ADSs"), each representing one Share. We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of this opinion.

On the basis of the foregoing, we are of the opinion that the statements in the Prospectus constituting part of the Registration Statement under the caption "Taxation--Spanish Taxation" insofar as such statements constitute summaries of the legal matters, documents or proceedings under the laws of the Kingdom of Spain, fairly summarize the matters referred to therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Luis de Carlos